Exhibit 10.13

ASSUMPTION AND INDEMNITY AGREEMENT

This Assumption and Indemnity Agreement (“Agreement”) is being entered into as of September 15, 2005, by and between The Exploitation Company, LLP (“Assignor”) and Energy XXI Acquisition Corporation (Bermuda ) Limited, a Bermuda corporation (“Energy XXI”). Assignor and Energy XXI are referred to collectively in this Assumption Agreement as the “Parties”.

RECITALS

WHEREAS, Energy XXI is seeking to arrange a placement of shares.

WHEREAS, to facilitate such placement, Assignor has incurred certain costs and executed certain contracts to enable the execution of such placement of shares which are identified on Schedule 1.

WHEREAS, Energy XXI has agreed to assume certain liabilities of Assignor, and has agreed to reimburse Assignor certain amounts advanced by Assignor on behalf of Energy XXI.

WHEREAS, Energy XXI has agreed to repay such amounts, from the proceeds of such placement of shares.

WHEREAS, Energy XXI has agreed to indemnify and hold Assignor harmless with respect to those liabilities assumed by Energy XXI pursuant to this Agreement, whether or not the other party or parties (the “Other Parties”) to such obligations agrees to the assignment of such obligations to Energy XXI.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby act and agree as follows:

1. Assignment and Assumption.

(a) Assignor hereby assigns to Energy XXI all of its existing and future rights, title and interest of every nature in, to and under those specific leases, contracts, agreements and documented obligations listed on Schedule 1 to this Agreement (the “Assigned Agreements,”) and Energy XXI accepts and assumes the Assigned Agreements, and hereby assumes, undertakes, and agrees to pay, perform, fulfill and discharge, from and after the date hereof the obligations of every nature of the Assignor under the Assigned Agreements (the “Assigned Obligations”) in accordance with the terms and conditions thereof.

(b) Energy XXI agrees to sign any assignments or assumptions with the Other Parties which the Other Parties require to formally assign the Assigned Agreements to Energy XXI or to consent to such assignment.

2. Note. Energy XXI hereby agrees to pay to Assignor the amounts set forth on Schedule 1 which show the amounts paid on behalf of Energy XXI as of July 31, 2005, plus any additional amounts advanced by Assignor on behalf of Energy XXI subsequent to that date upon the earlier of: i) twenty five calendar days following the completion of the placement of the shares; and 2) December 31, 2005.

3. Indemnification By Purchasers. Energy XXI hereby agrees to hold harmless and indemnify Assignor and its agents, directors, officers and employees (together with Assignor, the “Indemnitees”) from and against, and shall compensate and reimburse the Indemnitees for: (a) any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature that is directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (whether or not relating to any third-party claim) and which arises from or as a result of, or is directly or indirectly connected with, any failure by Energy XXI to timely discharge, duly pay or duly satisfy any of the Assigned Obligations or from the failure to obtain the Other Parties’ consent to the assignment thereof; and (b) any suit or other proceeding related to any matter set forth in clause (a) of this Section 3 (including any proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 3).

4. Miscellaneous Provisions.

(a) Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of Texas (without giving effect to principles of conflicts of law).

(b) Severability. In the event that any provision of this Agreement, or the application of such provision or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

(c) Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes all other agreements and understandings between the Parties relating to the subject matter hereof.

(d) Waiver. No failure on the part of any of the Parties to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any of the Parties in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(e) Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Parties.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Energy XXI Acquisition Corporation (Bermuda) Limited

By:	/s/ STEVEN ALBERT WEYEL
Name:	STEVEN ALBERT WEYEL
Title:	CHIEF OPERATING OFFICER

The Exploitation Company, LLP

By:	/s/ JOHN D. SCHILLER, JR
Name:	JOHN D. SCHILLER, JR
Title:	MANAGING PARTNER

Schedule I

Agreement/Obligation Being Assigned to Energy XXI	Amount Paid on Behalf of Energy XXI as of July 31, 2005
1. Engagement Letter Dated June 8, 2005 between Appleby Spurling Hunter and The Exploitation Company, LLP	US$	5,100.00
2. Engagement Letter Dated May 24, 2005 between Mintz Levin Cohn Ferris Glovsky and Popeo PC and West Griffin	US$	25,000.00
3. Engagement Letter Dated May 18, 2005 between Sunrise Securities Corp. and John D. Schiller, Jr.	US$	75,000.00
4. Expenses incurred by The Exploitation Company, LLP with Looper Reed & McGraw	US$	6,700.20
5. Expenses incurred by The Exploitation Company, LLP on behalf of Energy XXI	US$	116,832.24

Total	US$	228,632.44